EX-99(a)(5)(i)

Invesco Dynamic Credit Opportunities Fund
1555 Peachtree Street, N.E.
Atlanta, Georgia 30309

Dear Shareholder:
The Fund’s net asset value (NAV) as of August 31, 2021 was referenced in the Fund’s tender offer materials as $12.35. However, as of August 31, 2021, the Fund’s NAV was $12.44 per Share. You can obtain current NAV quotations from AST Fund Solutions, LLC, the information agent for the tender offer, at 800 758-5378.
All other information in the Fund’s tender offer materials remains unchanged.
NEITHER THE FUND NOR ITS BOARD OF TRUSTEES IS MAKING ANY RECOMMENDATION TO ANY SHAREHOLDER WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES IN THE OFFER.  THE FUND AND BOARD URGE EACH SHAREHOLDER TO READ AND EVALUATE THE OFFER AND RELATED MATERIALS CAREFULLY AND MAKE HIS OR HER OWN DECISION.  QUESTIONS, REQUESTS FOR ASSISTANCE AND REQUESTS FOR ADDITIONAL COPIES OF THE OFFER SHOULD BE DIRECTED TO AST FUND SOLUTIONS, LLC AT 800 758-5378.
Sincerely,

/s/Jeffrey H. Kupor Jeffrey H. Kupor Senior Vice President, Chief Legal Officer and Secretary

September 17, 2021